Exhibit 8.1

List of Significant Subsidiaries of United Microelectronics Corporation

Company	Jurisdiction of Incorporation	Percentage of Ownership as of December 31, 2012
UMC Group (USA)	California, U.S.A.	100.00%
United Microelectronics (Europe) B.V.	The Netherlands	100.00%
UMC Capital Corp.	Cayman Islands	100.00%
TLC Capital Co., Ltd.	Taiwan, R.O.C.	100.00%
UMC New Business Investment Corp.	Taiwan, R.O.C.	100.00%
Green Earth Limited	Samoa	100.00%
Fortune Venture Capital Corp.	Taiwan, R.O.C.	100.00%
UMC Japan	Japan	100.00%
UMC Investment (Samoa) Limited	Samoa	100.00%
Unitruth Investment Corp.	Taiwan, R.O.C.	100.00%
UMC Capital (U.S.A)	California, U.S.A.	100.00%
ECP VITA PTE. LTD.	Singapore	100.00%
Soaring Capital Corp.	Samoa	100.00%
Unitruth Advisor (Shanghai) Co., Ltd.	China	100.00%
Tera Energy Development Co., Ltd.	Taiwan, R.O.C.	100.00%
Nexpower Technology Corp.	Taiwan, R.O.C.	57.33%
Wavetek Microelectronics Corporation	Taiwan, R.O.C.	74.69%
Everrich Energy Corp.	Taiwan, R.O.C.	89.38%
Everrich Energy Investment (HK) Limited	China	89.38%
Everrich (Shandong) Energy Co., Ltd.	China	89.38%
Unistars Corp.	Taiwan, R.O.C.	72.04%
Topcell Solar International Co. Ltd.	Taiwan, R.O.C.	69.91%
Smart Energy Enterprises Limited	China	89.38%
Smart Energy ShanDong Corporation	China	89.38%
Wavetek Microelectronics Investment (HK) Limited	China	74.69%
NPT Holding Limited	Samoa	57.33%
NLL Holding Limited	Samoa	57.33%
SOCIALNEX ITALIA 1 S.R.L.	Italy	57.33%
TERA ENERGY USA INC.	U.S.A.	100.00%
UMC (BEIJING) LIMITED	China	100.00%